UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 20, 2009

Hardinge Inc.
(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902
(Address of principal executive offices) (Zip Code)

(607) 734-2281
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Incentive Compensation Determination

As previously disclosed by Hardinge Inc. (“Hardinge” or the “Company”) by Current Report on Form 8-K filed February 22, 2008, on February 19, 2008, the Compensation Committee of the Board of Directors (the “Committee”) and the Company’s independent directors adopted terms for 2008 incentive compensation (payable in 2009) under the Company’s Cash Incentive Plan (“Bonus Plan”).  The Committee and the independent directors at that time determined that the maximum aggregate awards available under the Bonus Plan based on 2008 performance will be equal to 1.86% of the Company’s operating cash flow for 2008 up to $30 million of cash flow, and 2.8% of operating cash flow in excess of $30 million, subject to certain adjustments for extraordinary items.  All awards under the Bonus Plan are discretionary, determined by the Committee and independent directors based on the Company’s performance and individual performance of the executive officers participating in the Bonus Plan.  Executive Officers participating in the Bonus Plan for 2008 include Richard L. Simons, Chief Executive Officer, and Edward J. Gaio, Chief Financial Officer.

On February 20, 2009, the Committee determined that the maximum aggregate amount available under the Bonus Plan based on the Company’s 2008 performance is approximately $180,000.  The Committee further determined that the 2008 performance of the executive officers participating in the Bonus Pool would, absent the extraordinary worldwide economic crisis, meet the Committee’s criteria for an award.  However, taking into consideration Hardinge’s on-going expense reduction initiatives, the Committee and independent directors determined not to make any awards under the Bonus Plan in respect of 2008 performance.

Restricted Stock Awards

On February 20, 2009, the Committee approved, pursuant to the Company’s 2002 Incentive Stock Plan, restricted stock awards to Mr. Gaio and Douglas C. Tifft, Senior Vice President — Administration, in the amount of 5,000 common shares each.  The awarded shares will vest ratably over a three year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: February 26, 2009	By:	/s/ EDWARD J. GAIO
Edward J. Gaio
Chief Financial Officer